Exhibit 5.1

August 8, 2013

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

c/o Tesoro Logistics LP

19100 Ridgewood Pkwy

San Antonio, TX 78259-1828

Ladies and Gentlemen:

We have acted as counsel to Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), and Tesoro Logistics Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Partnership, the “Issuers”), and to the subsidiaries of the Partnership listed on Schedule I (the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) the issuance by the Issuers of up to $350,000,000 aggregate principal amount of 5.875% Senior Notes due 2020 (the “2020 Exchange Securities”) and the issuance by the Guarantors of guarantees (the “2020 Exchange Securities Guarantees”) with respect to the 2020 Exchange Securities and (ii) the issuance by the Issuers of up to $550,000,000 aggregate principal amount of 6.125% Senior Notes due 2021 (the “2021 Exchange Securities” and, together with the 2020 Exchange Securities, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “2021 Exchange Securities Guarantees” and, together with the 2020 Exchange Securities Guarantees, the “Exchange Securities Guarantees”) with respect to 2021 Exchange Securities. The 2020 Exchange Securities and the 2020 Exchange Securities Guarantees will be issued under an indenture dated as of September 14, 2012 (as amended or supplemented as of the date hereof, the “2020 Exchange Securities Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”) and the 2021 Exchange Securities and the 2021 Exchange Securities Guarantees will be issued under an indenture dated as of August 1, 2013 (as amended or supplemented as of the date hereof, the “2021 Exchange Securities Indenture” and, together with the 2020 Exchange Securities Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee. The 2020 Exchange Securities will be offered by the Issuers in exchange for $350,000,000 aggregate principal amount of their outstanding 5.875% Senior Notes due 2020 and the 2021 Exchange Securities will be offered by the Issuers in exchange for $550,000,000, aggregate principal amount of their outstanding 6.125% Senior Notes due 2021.

We have examined the Registration Statement and the Indentures (including the form of Exchange Securities and the Exchange Securities Guarantees set forth therein), which have been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals,

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or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange and (b) the Exchange Securities Guarantees have been duly issued, the Exchange Securities Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

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We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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Schedule I

SUBSIDIARY	STATE OF FORMATION

Tesoro High Plains Pipeline Company LLC	Delaware

Tesoro Logistics Northwest Pipeline LLC	Delaware

Tesoro Logistics Operations LLC	Delaware

Tesoro Logistics Pipelines LLC	Delaware